Exhibit 99.1
G&K SERVICES REPORTS FISCAL 2016 FIRST QUARTER RESULTS
Organic Revenue Grows 5.5 Percent
Operating Margin Improves to 11.8 Percent
Return on Invested Capital Increases to 11.1 Percent

MINNEAPOLIS, MN, October 27, 2015 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the first quarter of its fiscal year 2016, which ended on September 26, 2015. First quarter revenue grew 3.0 percent to $237.2 million, up from $230.2 million in last year’s first quarter, as strong organic growth was partially offset by the negative impact of foreign currency translation. Earnings per diluted share were $0.80, compared to $0.81 per diluted share in the prior year period. The negative impact of foreign currency exchange, together with a higher effective tax rate, reduced first quarter earnings by $0.08 per diluted share compared to the prior year period.

“Our team continued to deliver solid operating results in the face of some meaningful external challenges,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “As we drive toward our 15/5 Goals, we remain focused on making the right investments to drive long-term profitable growth, while also continuing to post near-term performance gains.”

Income Statement Review
The first quarter organic growth rate, which adjusts for the impact of currency exchange, acquisitions and divestitures, was 5.5 percent. This strong organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 2.8 percent in the first quarter. Acquisitions and other changes added 0.3 percent to first quarter revenue growth.

Operating margin improved to 11.8 percent, up slightly compared to last year’s first quarter. The higher operating margin was primarily driven by lower energy costs and improved profitability on direct sales, partially offset by increased rental merchandise expense and the negative impact of lost uniform wearers at existing customers.

Interest expense in the quarter decreased to $1.6 million, compared to $1.8 million in the prior-year quarter, primarily due to a lower total debt level. The effective tax rate was 38.0 percent, compared to 34.7 percent in the first quarter last year. The tax rate in the prior year quarter was lower primarily due to the release of reserves related to the expiration of certain tax statutes. The diluted share count was 20.0 million, unchanged from last year’s first quarter.

Balance Sheet and Cash Flow
The company ended the first quarter with total debt, net of cash, of $238.6 million and a ratio of debt to total capital of 39.8 percent. On a three month annualized basis, return on invested capital (ROIC) was 11.1 percent (see table below for calculation).

Cash provided by operating activities was $19.4 million, compared to $21.8 million in the prior year. Capital expenditures were $13.8 million, compared to $12.5 million in the first quarter last year, as the company continued to increase investments in capacity expansion and information technology. During the quarter G&K returned $13.3 million of cash to shareholders through dividend payments and share repurchases, a 35 percent increase compared to the prior year.

Outlook
The company continues to expect fiscal 2016 revenue in the range of $975 million to $1 billion and diluted earnings per share between $3.50 and $3.70. This guidance for fiscal 2016 includes one extra week of operations compared to fiscal 2015 due to the timing of our fiscal calendar. This extra week of operations is expected to add approximately 2 percent to both revenue and earnings. In addition, this guidance assumes a continued negative impact from foreign currency exchange, which is expected to reduce both revenue and earnings by 1.5 to 2.0 percent compared to fiscal 2015.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at investors.gkservices.com. A replay of the call will be available on the company’s website through November 25, 2015.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2015 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as net operating income from operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 37.5 percent. The company previously assumed an average effective income tax rate of 38.5 percent in its ROIC calculation. Beginning in the first quarter of fiscal year 2016, the assumed tax rate was changed to better reflect the company’s expectations about its tax rate in future periods.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending September 26, 2015 and September 27, 2014.

(unaudited)	For the Three Months Ended
	September 26,	September 27,
(U.S. Dollars, in thousands)	2015	2014
Numerator:
Income from operations	27,878	26,850
Income taxes at 37.5 percent	10,454	10,069
Income from operations after tax	17,424	16,781
Annualized income from operations after tax	69,696	67,124

Denominator:
Current maturities of long-term debt	5	621
Long-term debt	257,054	269,132
Total stockholders' equity	389,587	378,300
Less: cash and cash equivalents	(18,501)	(38,677)
Total capital	628,145	609,376

Return on invested capital	11.1%	11.0%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Three Months Ended
(U.S. Dollars, in thousands, except per share data)	September 26, 2015	September 27, 2014

Rental and direct sale revenue	$237,171	$230,242

OPERATING EXPENSES
Cost of rental and direct sale revenue	156,088	151,452
Selling and administrative	53,205	51,940
Total operating expenses	209,293	203,392

INCOME FROM OPERATIONS	27,878	26,850
Interest expense	1,627	1,795
INCOME BEFORE INCOME TAXES	26,251	25,055
Provision for income taxes	9,988	8,687
NET INCOME	$16,263	$16,368

BASIC EARNINGS PER COMMON SHARE	$0.81	$0.82
DILUTED EARNINGS PER COMMON SHARE	$0.80	$0.81

Earnings available to common stockholders:
Net income	$16,263	$16,368
Less: Income allocable to participating securities	(227)	(233)
Net income available to common stockholders	$16,036	$16,135

Weighted average number of shares outstanding, basic	19,727	19,628
Weighted average number of shares outstanding, diluted	20,001	19,999

Dividends Declared per Share	$0.37	$0.31

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(unaudited)
(U.S. Dollars, in thousands)	September 26, 2015	June 27, 2015
ASSETS
Current Assets
Cash and cash equivalents	$18,501	$16,235
Accounts receivable, net	103,101	100,402
Inventory	40,205	36,258
Merchandise in service, net	134,653	133,942
Other current assets	25,491	30,383
Total current assets	321,951	317,220

Property, plant and equipment, net	224,717	222,056
Goodwill	322,694	325,183
Other noncurrent assets	58,184	64,406
Total assets	$927,546	$928,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$52,100	$51,616
Accrued expenses and other current liabilities	62,869	71,739
Deferred income taxes	33,362	31,097
Current maturities of long-term debt	5	169
Total current liabilities	148,336	154,621

Long-term debt, net of current maturities	257,054	243,600
Deferred income taxes	27,569	28,851
Other noncurrent liabilities	105,000	107,443
Stockholders' Equity	389,587	394,350
Total liabilities and stockholders' equity	$927,546	$928,865

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(unaudited)
	For the Three Months Ended
	September 26,	September 27,
(U.S. Dollars, in thousands)	2015	2014
Operating Activities:
Net income	$16,263	$16,368
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	8,455	7,891
Deferred income taxes	4,155	1,224
Share-based compensation	1,941	1,773
Changes in operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(3,969)	(70)
Inventory and merchandise in service	(5,269)	(3,535)
Accounts payable	1,734	4,222
Other current assets and liabilities	(4,072)	(5,299)
Other	206	(791)
Net cash provided by operating activities	19,444	21,783
Investing Activities:
Capital expenditures	(13,785)	(12,498)
Acquisition of business	(1,944)	—
Net cash used for investing activities	(15,729)	(12,498)
Financing Activities:
Repayments of long-term debt	(108)	(339)
Proceeds from revolving credit facilities, net	13,400	3,075
Cash dividends paid	(7,427)	(6,182)
Proceeds from issuance of common stock under stock option plans	456	1,328
Repurchase of common stock	(5,882)	(3,641)
Shares withheld for taxes under equity compensation plans	(2,983)	(1,562)
Excess tax benefit of shared-based compensation	1,802	1,099
Net cash used for financing activities	(742)	(6,222)
Effect of Exchange Rates on Cash	(707)	(1,504)
Increase in Cash and Cash Equivalents	2,266	1,559

Cash and Cash Equivalents:
Beginning of period	16,235	37,118
End of period	$18,501	$38,677

Supplemental Cash Flow Information
Cash received (paid) for-	$(750)	$(333)
Interest	$434	$(720)
Income taxes
Supplemental Non-cash Investing Information
Capital expenditures included in accounts payable	$2,730	$500
Contacts:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com